Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this "Amendment"), dated effective as of February 19, 2010, amends and supplements that certain Credit Agreement dated as of November 6, 2007, as amended to date (as so amended and as the same may be further amended, restated or supplemented from time to time, the "Credit Agreement"), by and between ASSOCIATED BANK, NATIONAL ASSOCIATION, a national banking association (the "Bank"), and MAGNETEK, INC., a Delaware corporation (the "Company").

RECITAL

The Company and the Bank desire to amend and supplement the Credit Agreement as provided below.

AGREEMENTS

In consideration of the Recital and the promises and agreements set forth in the Credit Agreement, as amended hereby, the parties agree as follows:

1. Definitions and References.  Capitalized terms not otherwise defined herein have the meanings assigned in the Credit Agreement.  All references to the Credit Agreement contained in the Collateral Documents and the other Loan Documents, as amended or amended and restated, shall, upon the execution of this Amendment, mean the Credit Agreement as amended by this Amendment.

2. Amendments to Credit Agreement.

(a) Section 1 of the Credit Agreement is hereby amended by adding the following definitions which shall be placed in alphabetical order:

"Adjusted EBITDA" shall mean, as to the Company for any period as to which such amount is being determined, the sum of (a) Net Income, plus (b) depreciation expense, plus (c) amortization of intangibles, plus (d) deferred income tax expense, plus (e) non-cash stock compensation expense, plus (f) to the extent taken into account in determining net income, pension expense, all as determined without duplication for the Company and its Consolidated Subsidiaries.

"Qualified Inventory" shall mean inventory of the Company which is saleable in the ordinary course of business (other than inventory which is defective but including inventory which is work in process) which is new, unused and which meets the following requirements and continues to meet the same until it is sold or otherwise disposed of as permitted by this Agreement: (a) it is not subject to any assignment, claim, Lien or security interest whatsoever, other than the Lien of the Bank hereunder; (b) it is not obsolete and it is merchantable, saleable in the ordinary course of the Company's business, in good condition and currently usable; (c) it is not inventory located on premises other than premises owned by the Company that are located in the United States; (d) it is not inventory which the Bank at its sole and absolute discretion, determines in good faith to be unacceptable due to age, type, category or quantity; (e) it is inventory on which the Bank has a valid, enforceable, perfected first Lien; and (f) it is not Inventory sold to, returned to, or repossessed by the Company from a dealer or purchaser of inventory from the Company.  Inventory of the Company which is at any time Qualified Inventory, but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Qualified Inventory.

(b) The defined term "Borrowing Base Availability" in section 1 of the Credit Agreement is amended in its entirety to read as follows:

"Borrowing Base Availability" means an amount equal to the sum of (a) 80% of the face amount of Qualified Accounts, plus (b) 40% of the lower of the Company's cost or the wholesale market value, determined on a first in first out basis in accordance with GAAP, of Qualified Inventory, in each case as shown on the most recent Borrowing Base Certificate furnished by the Company to the Bank.

(c) The second sentence of the defined term "Commitment" in section 1 of the Credit Agreement is amended in its entirety to read as follows:

"The Commitment of the Bank is $7,500,000, and is subject to reduction from time to time pursuant to section 2.4."

(d) The first sentence of the defined term "LIBOR Rate" in section 1 of the Credit Agreement is hereby amended in its entirety to read as follows:

"LIBOR Rate" means the greater of: (a) three percent (3.0%) per annum; or (b) the per annum rate reported in the Money Rates column or section of The Wall Street Journal (Midwest Edition) as the London Interbank Offered Rates (LIBOR) for loans for a period of one month as of the first Business Day of each month, rounded upward to the nearest 1/8th of

1%, and the LIBOR Rate shall change on the first Business Day of each month.

(e) The defined term "Maturity Date" in section 1 of the Credit Agreement is amended by deleting the date "November 1, 2010" contained therein and inserting the date "December 15, 2010" in its place.

(f) The first two sentences of Section 2.5(a) of the Credit Agreement are hereby amended in their entirety to read as follows:

The unpaid principal balance of the Loans outstanding from time to time shall bear interest for the period commencing on the Borrowing Date of such Loan until such Loan is paid in full.  Each Loan shall bear interest at the LIBOR Rate plus two percent (2.0%) and shall change on each date on which the LIBOR Rate changes.

(g) Section 2.8(a)(i) of the Credit Agreement is hereby amended in its entirety to read as follows:

(i) the requested Letter of Credit will not be issued if, upon issuance, either: [a] the sum of [i] the unpaid principal balance of the Note and [ii] the LOC Exposure would exceed the lesser of [A] the Commitment or [B] the Borrowing Base Availability, or [b] after issuance of the requested Letter of Credit, the LOC Exposure would exceed $2,000,000; and

(h) Section 2.12 of the Credit Agreement is hereby amended in its entirety to read as follows:

2.12 Letter of Credit Fees.  On the Borrowing Date of each Letter of Credit (and on the date of any renewal thereof), the Company shall pay to the Bank the normal negotiation, presentation, transfer, amendment and other processing fees, and other standard costs and charges of the Bank relating to letters of credit as in effect from time to time.  In addition, the Company shall pay the following fees with respect to Letters of Credit: (a) if a Letter of Credit is an international letter of credit (i.e., a letter of credit which provides for payment to a beneficiary located outside the United States), the Company shall pay on the Borrowing Date of the Letter of Credit (and on the date of any renewal thereof), the ordinary and customary fees of the Bank for international letters of credit as in effect from time to time; or (b) if the Letter of Credit is a domestic letter of credit (i.e., a letter of credit which provides for payment to a beneficiary located inside the United States), the Company shall pay a per annum fee equal to 1.5%

multiplied by the amount available for drawing under the Letter of Credit, payable quarterly in advance on the Borrowing Date of the Letter of Credit and on the same day of each third month thereafter.

(i) Section 2 of the Credit Agreement is hereby amended by adding a section thereto as follows:

2.16. Commitment Fee.  As consideration for the commitment of the Bank to make Loans, the Company agrees to pay to the Bank, on the last Business Day of each calendar quarter commencing with the quarter ending March 31, 2010, and on the Maturity Date, a commitment fee equal to 0.25% per year on the daily average unused amount of the Bank's commitment to make Loans hereunder during the quarter or other applicable period; provided that for purposes of computing the commitment fee due on March 31, 2010, the applicable period shall be January 1, 2010, through March 31, 2010.  Commitment fees shall be calculated for the actual number of days elapsed on the basis of a 360-day year.

(j) Section 5.1(f) of the Credit Agreement is hereby amended in its entirety to read as follows:

      (f) Borrowing Base Certificates.  Furnish to the Bank, within thirty (30) days after the end of each calendar month, a Borrowing Base Certificate as of the end of that calendar month.

(k) The proviso in Section 5.2 of the Credit Agreement is hereby amended in its entirety to read as follows:

provided, however, unless a Default or Event of Default exists, the Company shall only be required to reimburse the Bank for the cost of field exams, inspections or audits during any calendar year if Loans are outstanding for 15 days total (whether consecutive or non-consecutive) during the calendar year and then only in an amount not to exceed $5,000 for the calendar year

(l) Section 6.6 of the Credit Agreement is amended in its entirety to read as follows:

6.6 Acquisitions, Advances and Investments.  Acquire any other business or partnership or joint venture interest or make any loans, advances or extensions of credit to, or any investments in, any Person except (a) the acquisitions of assets or stock of a third Party which (i) were disclosed to the Bank by the Company in writing prior to December 15, 2009, or (ii) exclusive of the acquisitions described in the previous clause, do not exceed, in the aggregate, $500,000 in any calendar year, (b) the purchase of United States government obligations maturing within one year of the date of acquisition; (c) extensions of credit to customers in the ordinary course of business; (d) the purchase of certificates of deposit at the Bank; (e) commercial paper having a maturity not exceeding 90 days which is rated not less than P-1 by Moody's Investors Service, Inc. or A-1 by Standard and Poor's Ratings Service; (f) investments in money market funds which invest principally in obligations described in (b) or (e) above; (g) existing investments of the Company in and existing advances by the Company to wholly owned Subsidiaries of the Company; (h) investments in repurchase agreements at the Bank; (i) loans and advances to employees and agents in the ordinary course of business for travel and entertainment expenses and similar items; and (j) demand deposits in a bank which is organized under the laws of the United States or of any State and which has a combined capital and surplus in excess of $50,000,000 (subject to section 5.10).

(m) Section 6.10 of the Credit Agreement is amended in its entirety to read as follows:

6.10. Maximum Pension Payments.  The Company shall not make cash contributions to the defined benefit retirement plan maintained by it, except for payments during the following months not exceeding the amounts (measured on a cash basis) for those months as follows:

Month	Maximum Contribution
January, 2010	$2,700,000
April, 2010	$3,200,000
July, 2010	$3,200,000
September, 2010	$2,600,000
October, 2010	$3,200,000

(n) Section 6.11 of the Credit Agreement is amended by deleting the amount "$2,500,000" contained in clause (b) thereof and inserting the amount "$2,000,000" in its place.

(o) Section 6 of the Credit Agreement is hereby amended by adding a section thereto as follows:

(p) 6.13 Adjusted EBITDA.  Permit the Adjusted EBITDA of the Company and its Consolidated Subsidiaries to be less than the following amounts for the following periods:

Period	Minimum Amount
The nine month period ending March 31, 2010	$3,000,000
The Company's fiscal year ending on or about June 30, 2010	$5,500,000
The twelve month period ending September 30, 2010	$6,500,000

(q) The "Borrowing Base Certificate" shall be amended to be in the form attached hereto as Exhibit A.

3. Closing Conditions.  This Amendment shall become effective upon the execution and delivery by the parties of this Amendment and receipt by the Bank of:

(a) a certificate of good standing of the Company issued by the Delaware Secretary of State, dated within ten (10) days of the date hereof;

(b) a General Business Security Agreement in form satisfactory to the Bank duly executed by the Company;

(c) an updated certificate of insurance covering the Collateral added by the aforementioned General Business Security Agreement; and

(d) such other forms, certificates, agreements, documents and instruments as the Bank may reasonably requests.

4. No Waiver.   The Company agrees that nothing contained herein shall be construed by the Company as a waiver by the Bank of the Company's compliance with each representation, warranty and/or covenant contained in the Credit Agreement, the Collateral Documents and the other Loan Documents and that no waiver of any provision of the Credit Agreement, the Collateral Documents or the other Loan Documents by the Bank has occurred.  The Company further agrees that nothing contained herein shall impair the right of the Bank to require strict performance by the Company of the Credit Agreement.

5. Representations and Warranties.  The Company represents and warrants to the Bank that:

(a) The execution and delivery of this Amendment is within its corporate power, has been duly authorized by proper corporate action on the part of the Company, is not in violation of any existing law, rule or regulation of any governmental agency or authority, any order or decision of any court, the Certificate of Incorporation or By-Laws of the Company or the terms of any agreement, restriction or undertaking to which the Company is a party or by which it is bound, and does not require the approval or consent of the members of the Company, any governmental body, agency or authority or any other person or entity, except for those approvals and consents which have already been obtained and are in full force and effect; and

(b) The representations and warranties of the Company contained in the Loan Documents are true and correct in all material respects as of the date of this Amendment (except to the extent such representations and warranties relate to an earlier date in which case they are true and correct in all material respects as of such earlier date).

6. Miscellaneous.

(a) Charges, Expenses and Fees.  The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses paid or incurred by the Bank in connection with the negotiation, preparation, execution and delivery of this Amendment and all forms, certificates, agreements, documents and instruments hereto or otherwise contemplated hereby, including the reasonable fees and expenses of the Bank's counsel.

(b) Amendments and Waivers.  This Amendment may not be changed or amended orally, and no waiver hereunder may be oral, and any change or amendment hereto or any waiver hereunder must be in a writing which is identified as an amendment or waiver of this Amendment and signed by the party or parties against whom such change, amendment or waiver is sought to be enforced.

(c) Headings.  The headings in this Amendment are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Amendment.

(d) Affirmation.  Each party hereto affirms and acknowledges that the Credit Agreement as amended by this Amendment remains in full force and effect in accordance with its terms.

(e) Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.  Delivery of an executed counterpart by facsimile or by e-mail of a portable document file (PDF) shall be as effective as delivery of an original counterpart hereof.

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first written above.

COMPANY:

MAGNETEK, INC.

BY:	/S/ Marty J. Schwenner
Marty J. Schwenner
Vice President and Chief Financial Officer

BANK:

ASSOCIATED BANK, NATIONAL ASSOCIATION

BY:	/S/ Gregory A. Larson
Gregory A. Larson
Senior Vice President